UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	80-0000545
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado 80202	80202
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-114554

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $.001 par value	New York Stock Exchange
Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

Bill Barrett Corporation (the “Company”) hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-32367) filed with the Securities and Exchange Commission on December 2, 2004, as amended by Amendment No. 1 to Form 8-A filed by the Company on December 20, 2004 (the “Registration Statement”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement (the “Rights Agreement”), dated as of December 15, 2004, by and between the Company and Computershare Shareowner Services LLC, as successor in interest to Mellon Investor Services LLC, as the rights agent (the “Rights Agent”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

On March 18, 2013, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement (the “Amendment”) to create an exception to the definition of “Acquiring Person” to permit a qualified institutional investor to Beneficially Own (as defined in the Rights Agreement) 15% or more but less than 20% of the Company’s common stock without being deemed an Acquiring Person if such institutional investor meets the requirements set forth in the Amendment: (1) such institutional investor is described in Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934 and is eligible to report (and does in fact report) beneficial ownership of the Company’s common stock on Schedule 13G; (2) such institutional investor is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of the Company’s common stock; (3) such institutional investor shall be the Beneficial Owner (as defined in the Rights Agreement) of less than 20% of the Company’s common stock then outstanding; and (4) such institutional investor or an affiliate of such institutional investor shall have, as of March 18, 2013, reported beneficial ownership of greater than 5% of the Company’s common stock for a period of six consecutive calendar quarters and shall thereafter continuously beneficially own greater than 5% of the Company’s common stock then outstanding prior to the time of determination.

The Amendment is attached hereto as Exhibit 4.5 and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such Exhibit.

Item 2.	Exhibits.

Exhibit Number	Description of Exhibits

4.5	Amendment No. 1, dated as of March 18, 2013, to the Rights Agreement, dated as of December 15, 2004, between Bill Barrett Corporation and Computershare Shareowner Services LLC, as successor in interest to Mellon Investor Services LLC (previously filed as Exhibit 4.4 to Amendment No. 1 to the Form 8-A filed by Bill Barrett Corporation on December 20, 2004 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 18, 2013

BILL BARRETT CORPORATION

By:	/s/ Francis B. Barron
Francis B. Barron
Executive Vice President—General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.5	Amendment No. 1, dated as of March 18, 2013, to the Rights Agreement, dated as of December 15, 2004, between Bill Barrett Corporation and Computershare Shareowner Services LLC, as successor in interest to Mellon Investor Services LLC (previously filed as Exhibit 4.4 to Amendment No. 1 to the Form 8-A filed by Bill Barrett Corporation on December 20, 2004 and incorporated herein by reference).